Exhibit 23.2

Consent of DeGolyer and MacNaughton

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Linn Energy, Inc., to be filed on or about September 26, 2017, of references to DeGolyer and MacNaughton as independent petroleum engineers under the heading “Experts” in the prospectus, and to the inclusion of information taken from the reports listed below contained in Linn Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission on March 23, 2017, as amended by Amendment No. 1 filed on April 28, 2017 (the “2016 Year-End 10-K”):

•	Report as of December 31, 2016 on Reserves and Revenue owned by Linn Energy, LLC;

•	Report as of December 31, 2015 on Reserves and Revenue owned by Linn Energy, LLC; and

•	Appraisal Report as of December 31, 2014 on Certain Properties owned by Linn Energy, LLC.

We further consent to the incorporation by reference in this Registration Statement of our third party letter report dated February 1, 2017, filed as Exhibit 99.1 to the 2016 Year-End 10-K.

Very truly yours,

/s/ DeGolyer and MacNaughton

Texas Registered Engineering Firm F-716

Dallas, Texas

September 26, 2017